Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Annovis Bio, Inc.’s Registration Statement on Form S-1 (File No. 333-232529) which includes our report dated May 15, 2019, except for the effects on the financial statements of the restatement described in Note 12, as to which the date is July 2, 2019, and the reverse stock split described in Note 2(j), as to which the date is August 8, 2019, relating to the balance sheets of Annovis Bio, Inc. as of December 31, 2018 and 2017, and the related statements of operations, changes of redeemable convertible preferred stock and stockholders’ equity (deficit) and cash flows for each of the two years in the period then ended.

We also consent to the reference to us under the heading “Experts” in such Registration Statement on Form S-1 (File No. 333-232529).

/s/ WithumSmith+Brown, PC
East Brunswick, New Jersey
January 29, 2020